CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy to Participate in the
13th Annual Southwest IDEAS Investor Conference
and 2021 Jefferies London Healthcare Virtual Conference

Houston, TX, November 12, 2021 – U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services (the "Company"), today announced that Chris Reading, Chief Executive Officer, and Carey Hendrickson, Chief Financial Officer, will participate in the 13th Annual Southwest IDEAS Investor Conference on Wednesday, November 17, 2021. On the following Thursday, November 18, 2021, Carey Hendrickson, Chief Financial Officer, will participate in the 2021 Jefferies London Healthcare Virtual Conference. The presentations will cover an overview of the Company.
A copy of USPh’s investor presentation is posted on the Company’s website at www.usph.com.

About U.S.  Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 583 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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